PRESS RELEASE

10/22/19

Carlisle Companies Reports Record Third Quarter Diluted EPS of $2.42, a 52.2% Increase from Prior Year

SCOTTSDALE, ARIZONA, October 22, 2019 - Carlisle Companies Incorporated (NYSE:CSL) today announced its financial results for the three month period ended September 30, 2019.

•	Third quarter revenue increased 8.4% year-over-year to a record $1.3 billion

•	Operating income reached a record $191.0 million, an increase of 36.4% year-over-year

•	Strong execution at CCM drove 15% year-over-year revenue growth and 380 basis points of margin expansion

•	Recently announced agreements on Providien and Draka Fileca, strengthening our CIT Medical Technology and Aerospace platforms
Third Quarter 2019

Revenue of $1.28 billion increased 8.4% from $1.18 billion in the third quarter of 2019. Organic revenue grew 3.4% (organic revenue defined as revenue excluding acquired revenues within the last twelve months and the impact of changes in foreign exchange rates versus the U.S. Dollar). Acquired revenues contributed a total of 5.4% in the quarter. Changes in foreign exchange rates had a negative (0.4)% impact on revenues.

Operating income of $191.0 million was up 36.4% from the third quarter of 2018. Operating income performance was driven by continued price leadership, raw materials savings, higher sales volume and contributions from the Carlisle Operating System (COS), partially offset by wage inflation.

CEO Comment

Chris Koch, President and Chief Executive Officer, said, “Carlisle's record third quarter sales and diluted EPS results demonstrate continued progress towards our Vision 2025 goals of: $8 billion in revenues, 20% operating income, and 15% ROIC.

Third quarter revenue growth was concentrated in our two largest business segments that deliver approximately 85% of overall revenues for Carlisle. At CCM and CIT, demand remains strong within Commercial Roofing, Architectural Metals, Commercial Aerospace, and our Medical Technologies platforms. We drove solid incremental margins by leveraging our volume growth, combined with continued pricing traction, a favorable raw material environment, efficiencies gained from prior years' restructuring efforts, and savings from COS.

At CCM we continue to be encouraged by the underlying demand, backlog, and re-roofing momentum in the North American non-residential roofing markets. These factors, along with tight labor markets, a historically wet spring, and tightening manufacturing capacity in the industry are driving contractors and distributors to the Carlisle Experience, which delivers the right product at the right place at the right time.

At CIT, despite 737 MAX 8 issues at Boeing, the aerospace environment is strong and backlog at major OEMs remains at record levels. Additionally, the Medical Technology markets remain robust, continuing to reflect the needs of an aging population and increased preference for minimally invasive surgical procedures.

However, throughout the year we have seen increasingly negative impact on the global economy related to indecision and uncertainty produced by a failure to resolve both Brexit and the U.S./China trade negotiations. Late in the second quarter, we began to feel the effects in our most global businesses, CFT and CBF, which accelerated into the third quarter. Having delivered 3.4% third quarter organic growth in this environment, we remain optimistic that meaningful progress toward resolution would bolster confidence in global economies and provide fuel for growth in the near-term, assisting us in driving our Vision 2025 goals of 5% organic growth.

On the M&A front, we are pleased to announce our commitments to acquire Providien and Draka Fileca, both within our CIT segment.

Providien, based in San Diego, California, is a leading provider of comprehensive solutions for global medical device OEMs, including: medical device contract manufacturing, precision machining & metals, thermoforming, and medical injection molding. Providien demonstrates Carlisle's commitment to Vision 2025 where we seek to build out our Medical Technology platform, transitioning CIT to a more balanced portfolio of interconnnect solutions.

Draka Fileca, based in Sainte-Genevieve, France, is a leader in highly engineered interconnect solutions for harsh environments, providing high-end cable solutions to important European Aerospace, Space and Defense customers. With this commitment to acquire Draka Fileca, we continue to increase our share of the airframe at European customers.

Finally, earlier in the third quarter we acquired Swedish based Ecco Finishing, which adds key low and high pressure painting equipment and sealing applicators within CFT's Sealants and Adhesives platform.

We are excited by our year-to-date progress towards Vision 2025, including: pivoting to acquisitions at CFT and CIT, pricing resolve throughout the organization, and generating strong free cash flow that affords us the flexibility to achieve our near and long-term objectives."

Third Quarter 2019 Segment Highlights

Carlisle Construction Materials (CCM)

•	Revenues of $893.5 million, up 15.0% (+8.8% organic) year-over-year, were driven by continued strength in U.S. commercial roofing demand, new product introductions and contributions from acquisitions.

•
Operating income was $173.0 million, up +43.1% year-over-year. Operating margin of 19.4%, a 380 basis point improvement, benefited from positive volume leverage, price realization, raw material savings, savings from COS, and contributions from acquisitions, partially offset by wage inflation and foreign exchange headwinds.

•	Items affecting comparability were costs of $0.8 million versus $1.0 million in the third quarter of 2018.

•	We continue to expect CCM to achieve low double digit revenue growth in 2019.

Carlisle Interconnect Technologies (CIT)

•	Revenues of $241.9 million, up 0.7% (-0.7% organic) year-over-year were driven by strength in commercial aerospace, medical and space/defense markets.

•
Operating income was $36.0 million, up 22.9% year-over-year. Operating margin of 14.9%, a 270 basis point improvement, benefited from favorable mix, price realization, prior years' restructuring, and savings from COS, partially offset by wage inflation, higher raw material costs and higher restructuring costs.

•	Items affecting comparability were costs of $2.5 million flat to $2.5 million in the third quarter of 2018.

•	We now expect CIT to achieve our original 2019 forecast of mid-single digit revenue growth.

Carlisle Fluid Technologies (CFT)

•
Revenues of $68.5 million, down (5.4)% (-17.1% organic) year-over-year, reflected volume declines, particularly in the general industrial and global automotive sectors, partially offset by acquisitions and price realization.

•
Operating income was $4.2 million, down (63.8)% year-over-year. Operating margin of 6.1%, a 990 basis point decline, reflected impacts from lower volumes, wage and raw material inflation, and acquisition related charges, partially offset by price realization, lower restructuring costs and savings from COS.

•	Items affecting comparability were costs of $1.0 million versus income of $2.0 million in the third quarter of 2018.

•	We now expect CFT revenues to decline low-to-mid single digits in 2019.

Carlisle Brake & Friction (CBF)

•
Revenues of $76.7 million, down (16.6)% (-15.0% organic) year-over-year, reflected difficult year-over-year comparisons (3Q18 organic revenue +14.9%) in off-highway vehicle end markets, and foreign currency translation headwinds.

•
Operating income was $5.7 million, up 618.2% year-over-year. Operating margin of 7.4%, a 860 basis point improvement, was driven by efficiencies gained from the Tulsa, Oklahoma to Medina, Ohio plant consolidation, lower restructuring costs and savings from COS, partially offset by lower volumes, wage inflation and foreign exchange headwinds.

•	Items affecting comparability were costs of $0.5 million versus $4.8 million in the third quarter of 2018.

•	We now expect CBF revenues to decline low double digits in 2019.

Cash Flow

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $432.9 million for the nine months ended September, 30 2019, an increase of $426.4 million versus the prior year. The increase in free cash flow was primarily attributable to higher cash earnings, efficient use of working capital, lower capital expenditures, and payments made in 2018 related to tax on the sale of Carlisle FoodService Products and U.S. tax reform. Year-to-date free cash flow conversion was 117%, up significantly from 1.2% through the first nine months of 2018.

During the three months ended September 30, 2019, we redeployed our free cash flow towards acquisitions and $28.3 million in dividends paid. As of September 30, 2019, we had $658.1 million of cash and $1.0 billion of availability under our revolving credit facility.

Table 1. Revenue Breakdown

	Three Months Ended September 30, 2019
	CCM	CIT	CFT	CBF
Change in Organic Revenues	8.8%	(0.7)%	(17.1)%	(15.0)%
Net Impact from Acquisitions	6.5%	1.5%	12.8%	—%
Impact from FX	(0.3)%	(0.1)%	(1.1)%	(1.6)%
Change in Revenues	15.0%	0.7%	(5.4)%	(16.6)%

EPS referenced in this release is from continuing operations unless otherwise noted.

Conference Call and Webcast

The Company will discuss third quarter 2019 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses that manufactures highly engineered products and solutions for our customers. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, specialty polyurethane, architectural metal, aerospace, medical, defense, transportation, industrial, protective coating, auto refinishing, agriculture, mining, and construction. Carlisle’s worldwide team of employees generated $4.5 billion in revenues in 2018. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Jim Giannakouros, CFA
Vice President of Investor Relations and FP&A
(480) 781-5135
jgiannakouros@carlisle.com

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions except per share amounts)	2019	2018	2019	2018
Revenues	$1,280.6	$1,181.4	$3,667.3	$3,402.2

Cost of goods sold	900.4	867.1	2,604.3	2,506.3
Selling and administrative expenses	175.0	164.8	511.5	473.3
Research and development expenses	15.2	12.3	45.0	40.4
Other operating (income) expense, net	(1.0)	(2.8)	(6.4)	(12.2)
Operating income	191.0	140.0	512.9	394.4
Interest expense, net	16.7	16.3	49.6	49.2
Interest income	(1.7)	(3.3)	(6.2)	(7.5)
Other non-operating (income) expense, net	(1.2)	5.1	(2.2)	6.3
Income from continuing operations before income taxes	177.2	121.9	471.7	346.4
Provision for income taxes	37.9	25.0	102.0	76.9
Income from continuing operations	139.3	96.9	369.7	269.5

Discontinued operations:
(Loss) income before income taxes	(1.8)	2.6	(1.8)	300.3
(Benefit from) provision for income taxes	(0.4)	(0.2)	(2.3)	46.8
(Loss) income from discontinued operations	(1.4)	2.8	0.5	253.5
Net income	$137.9	$99.7	$370.2	$523.0

Basic earnings per share attributable to common shares:
Income from continuing operations	$2.45	$1.61	$6.46	$4.40
(Loss) income from discontinued operations	(0.02)	0.05	0.01	4.15
Basic earnings per share	$2.43	$1.66	$6.47	$8.55

Diluted earnings per share attributable to common shares:
Income from continuing operations	$2.42	$1.59	$6.40	$4.37
(Loss) income from discontinued operations	(0.02)	0.05	0.01	4.12
Diluted earnings per share	$2.40	$1.64	$6.41	$8.49

Average shares outstanding (in thousands):
Basic	56,657	59,826	57,073	60,712
Diluted	57,335	60,329	57,621	61,176

Dividends declared and paid per share	$0.50	$0.40	$1.30	$1.14

(1) Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shareholders:
Income from continuing operations	$138.9	$96.1	$368.6	$267.4
Net income	137.5	98.9	369.1	519.3

Carlisle Companies Incorporated
Unaudited Segment Information

	Three Months Ended September 30,		Increase (Decrease)		Nine Months Ended September 30,		Increase (Decrease)
(in millions, except percentages)	2019	2018	Amount	Percent	2019	2018	Amount	Percent
Revenues
Carlisle Construction Materials	$893.5	$776.8	$116.7	15.0%	$2,479.6	$2,204.0	$275.6	12.5%
Carlisle Interconnect Technologies	241.9	240.2	1.7	0.7%	733.7	702.2	31.5	4.5%
Carlisle Fluid Technologies	68.5	72.4	(3.9)	(5.4)%	198.9	209.2	(10.3)	(4.9)%
Carlisle Brake & Friction	76.7	92.0	(15.3)	(16.6)%	255.1	286.8	(31.7)	(11.1)%
Total	$1,280.6	$1,181.4	$99.2	8.4%	$3,667.3	$3,402.2	$265.1	7.8%

Operating Income (Loss)
Carlisle Construction Materials	$173.0	$120.9	$52.1	43.1%	$448.4	$338.1	$110.3	32.6%
Carlisle Interconnect Technologies	36.0	29.3	6.7	22.9%	102.5	84.0	18.5	22.0%
Carlisle Fluid Technologies	4.2	11.6	(7.4)	(63.8)%	13.9	25.1	(11.2)	(44.6)%
Carlisle Brake & Friction	5.7	(1.1)	6.8	618.2%	20.5	6.3	14.2	225.4%
Segment Totals	218.9	160.7	58.2	36.2%	585.3	453.5	131.8	29.1%
Corporate and unallocated (1)	(27.9)	(20.7)	(7.2)	(34.8)%	(72.4)	(59.1)	(13.3)	(22.5)%
Total	$191.0	$140.0	$51.0	36.4%	$512.9	$394.4	$118.5	30.0%

Operating Margin Percentage
Carlisle Construction Materials	19.4%	15.6%	380 bps		18.1%	15.3%	280 bps
Carlisle Interconnect Technologies	14.9%	12.2%	270 bps		14.0%	12.0%	200 bps
Carlisle Fluid Technologies	6.1%	16.0%	(990) bps		7.0%	12.0%	(500) bps
Carlisle Brake & Friction	7.4%	(1.2)%	860 bps		8.0%	2.2%	580 bps
Total	14.9%	11.9%	300 bps		14.0%	11.6%	240 bps

Depreciation and Amortization
Carlisle Construction Materials	$23.4	$19.6	$3.8	19.4%	$69.2	$58.2	$11.0	18.9%
Carlisle Interconnect Technologies	15.7	14.3	1.4	9.8%	45.9	43.6	2.3	5.3%
Carlisle Fluid Technologies	6.2	5.7	0.5	8.8%	17.9	17.1	0.8	4.7%
Carlisle Brake & Friction	5.3	5.6	(0.3)	(5.4)%	16.2	17.1	(0.9)	(5.3)%
Corporate and unallocated (1)	0.7	0.7	—	—%	2.2	2.1	0.1	4.8%
Total	$51.3	$45.9	$5.4	11.8%	$151.4	$138.1	$13.3	9.6%

(1)	Includes general corporate expenses and other unallocated costs.

Carlisle Companies Incorporated
Unaudited Items Affecting Comparability Information

Items affecting comparability include costs, and losses or gains related to, among other things, growth and profitability improvement initiatives and other events outside of core business operations (such as asset impairments, exit and disposal and facility rationalization charges, costs of and related to acquisitions, litigation settlement costs, gains and losses from and costs related to divestitures, and discrete tax items). Because these items affect Carlisle's, or any particular operating segment's, financial condition or results in a specific period in which they are recognized, we believe it is appropriate to present the total of these items to provide information regarding the comparability of results of operations period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2019	2018	2019	2018
Impact to Operating Income
Exit and disposal costs	$1.8	$4.1	$10.1	$11.8
Other facility rationalization costs	1.2	2.7	3.5	7.6
Acquisition related costs:
Inventory step-up amortization	1.0	0.6	2.2	1.0
Other acquisition costs	3.4	1.3	6.3	2.9
Litigation costs	—	1.1	—	2.5
Gains from contingent consideration	—	—	(3.0)	—
Gains from divestitures	—	(2.7)	—	(6.6)
Total	$7.4	$7.1	$19.1	$19.2

Impact to Diluted EPS from Continuing Operations (1)
Exit and disposal costs	$0.02	$0.05	$0.13	$0.14
Other facility rationalization costs	0.02	0.04	0.05	0.10
Acquisition related costs:
Inventory step-up amortization	0.01	—	0.03	0.01
Other acquisition costs	0.05	0.02	0.08	0.04
Litigation costs	—	0.01	—	0.03
Gains from contingent consideration	—	—	(0.05)	—
Gains from divestitures	0.01	(0.03)	0.01	(0.08)
Discrete tax items	(0.04)	(0.01)	(0.13)	(0.06)
Total	$0.07	$0.08	$0.12	$0.18

Impact to Operating Income
Carlisle Construction Materials	$0.8	$1.0	$2.6	$(0.1)
Carlisle Interconnect Technologies	2.5	2.5	9.8	7.0
Carlisle Fluid Technologies	1.0	(2.0)	1.4	(0.5)
Carlisle Brake & Friction	0.5	4.8	2.3	10.7
Corporate	2.6	0.8	3.0	2.1
Total	$7.4	$7.1	$19.1	$19.2

Impact to Diluted EPS from Continuing Operations (1)
Carlisle Construction Materials	$0.02	$0.01	$0.05	$—
Carlisle Interconnect Technologies	0.03	0.03	0.13	0.08
Carlisle Fluid Technologies	0.01	(0.02)	—	—
Carlisle Brake & Friction	0.01	0.06	0.03	0.13
Corporate	—	—	(0.09)	(0.03)
Total	$0.07	$0.08	$0.12	$0.18

(1)	Tax effect is based on the rate of the jurisdiction where the expense is deductible or income is taxable.

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in millions)	2019	2018
Net cash provided by operating activities	$489.5	$102.6

Investing activities:
Acquisitions, net of cash acquired	(287.7)	(19.5)
Capital expenditures	(56.6)	(96.1)
Proceeds from sale of discontinued operation	—	758.0
Other investing activities, net	2.2	11.4
Net cash (used in) provided by investing activities	(342.1)	653.8

Financing activities:
Repurchase of common stock	(232.1)	(295.4)
Dividends paid	(74.5)	(69.7)
Proceeds from exercise of stock options	27.3	22.3
Withholding tax paid related to stock-based compensation	(9.7)	(9.7)
Other financing activities, net	(2.7)	—
Net cash used in financing activities	(291.7)	(352.5)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(1.2)	(0.4)

Change in cash and cash equivalents	(145.5)	403.5
Less: change in cash and cash equivalents of discontinued operations	—	1.3
Beginning of period	803.6	378.3
End of period	$658.1	$780.5

Carlisle Companies Incorporated
Unaudited Selected Consolidated Balance Sheet Data

(in millions)	September 30, 2019	December 31, 2018
Cash and cash equivalents	$658.1	$803.6
Long-term debt	1,590.2	1,587.8
Total shareholders' equity	2,681.0	2,597.4